October 24, 2006

Exhibit 5.1

Royaltech Corp.
201 Terry Fox
Verdun, QC H3E 1L4

Dear Sirs:

Re:	Common Stock of Royaltech Corp. Registered on Form SB-2/A SEC File No. 333-131815

     We have acted as counsel to Royaltech Corp. (the “Company”), a Delaware corporation, in connection with the filing of a registration statement as amended on Form SB-2/A (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 1,800,800 shares of the Company’s common stock (the “Registered Shares”), as further described in the Registration Statement Form SB-2/A (Amendment No. 4) filed on October 24, 2006.

      In connection with this opinion, we have examined the following documents:

(a)	Certificate of Incorporation of the Company;

(b)	By-Laws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	The Registration Statement; and

(e)	The Prospectus/Information Statement (the “Prospectus”) constituting a part of the Registration Statement.

     In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

     We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

www.cwilson.com

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate, have been duly and validly authorized and issued as fully paid and non-assessable.

     We are familiar with the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus consituting a part of such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP